EXHIBIT E

[Letterhead of the Ministry of Economy and Finance of the República Oriental del Uruguay]

April 10, 2003

Securities and Exchange Commission
450 5th Street N.W.
Washington, DC 20549
United States of America

Ladies and Gentlemen:

     In my capacity as Legal Counsel to the Ministry of Economy and Finance of the República Oriental del Uruguay (the “Republic” or “Uruguay”), and in connection with the Registration Statement under Schedule B of the Securities Act of 1933 filed on March 11, 2003 and as amended as of the date hereof (as amended, the “Registration Statement”) to which this opinion is attached as an exhibit, pursuant to which the Republic invites the holders of the bonds listed in Annex A hereto (collectively, the “Eligible Bonds”) of the Republic and of Banco Central del Uruguay (“Banco Central”) to exchange the Eligible Bonds for the Republic’s bonds listed in Annex B hereto (collectively, the “New Bonds”) solicits the consent of the holders of Eligible Bonds to the Exit Amendments, I have reviewed the following:

     (i)  the Registration Statement;

     (ii)  the form of the Indenture to be entered into by Uruguay, Banco Central, as financial agent of Uruguay, and The Bank of New York, as trustee in respect of the New Bonds, filed as an exhibit to Registration Statement No. 333-103739 (the “Indenture”);

     (iii)  the form of the New Bonds attached to the Indenture;

     (iv)  all relevant provisions of the Constitution of Uruguay and all relevant laws and orders of Uruguay, including but not limited to the following (copies and translations of which are attached as exhibits hereto):

1) the Constitution of the República Oriental del Uruguay, in particular Articles 85 (6) and 196,

2) Law 16.696, dated March 30th, 1995 (“Carta Orgánica del Banco Central del Uruguay”), in particular Articles 3 (b), 7 (c) and 50,

3) Law 17.296, dated February 21st, 2001, in particular Articles 602, 604, 606 and 610, and

4) Decree N° 130/003 of the Executive Power, dated April 9, 2003.

     (v)  All such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

     It is my opinion that under and with respect to the present laws of Uruguay, the New Bonds have been duly authorized by the above-mentioned Decree N° 130/003 of the Executive Power, and when executed and delivered by Uruguay and authenticated pursuant to the Indenture and delivered to holders of Eligible Bonds as contemplated by the Registration Statement, such New Bonds will constitute valid and legally binding obligations of Uruguay.

     I hereby consent to the filing of this opinion with the Registration Statement and the use of my name as Legal Counsel to the Ministry of Economy and Finance of the Republic under the caption “Validity of the Bonds” in the prospectus constituting a part of the Registration Statement.

Very truly yours,

/s/ Maria Rosa Longone Dra. Maria Rosa Longone Counsel to the Ministry of Economy and Finance of the Republic of Uruguay

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Annex A

Eligible Bonds

U.S. dollar-denominated 7.875% Bonds due 2003

Euro-denominated 7.00% Notes due 2005

U.S. dollar-denominated New Money Notes due 2006

U.S. dollar-denominated 8.375% Bonds due 2006

U.S. dollar-denominated Debt Conversion Notes due 2007

GBP sterling-denominated Debt Conversion Notes due 2007

U.S. dollar-denominated Convertible Floating Rate Notes due 2007

Chilean peso-denominated 7.00% (UF) Notes due 2007

U.S. dollar-denominated 7.00% Bonds due 2008

U.S. dollar-denominated 7.875% Bonds due 2009

U.S. dollar-denominated 7.25% Bonds due 2009

U.S. dollar-denominated 8.75% Bonds due 2010

Chilean peso-denominated 6.375 (UF) Notes due 2011

Euro-denominated 7.00% Notes due 2011

U.S. dollar-denominated 7.625% Bonds due 2012

U.S. dollar-denominated Collateralized Fixed Rate Notes Series A due 2021

U.S. dollar-denominated Collateralized Fixed Rate Notes Series B due 2021

U.S. dollar-denominated 7.875% Bonds due 2027

Annex B

New Bonds

7.875% Bonds due 2008 (USD)

Floating Rate Notes due 2009 (USD)

Floating Rate Notes due 2010 (USD)

Floating Rate Notes due 2010 (GBP)

Convertible Floating Rate Notes due 2012 (USD)

8.375% Bonds due 2011 (USD)

Convertible Floating Rate Notes due 2012 (USD)

7.00% Notes due 2012 (EUR)

7.00% (UF) Notes due 2012 (CLP)

7.00%Bonds due 2013 (USD)

7.875% Bonds due 2014 (USD)

7.25% Bonds due 2014 (USD)

8.75% Bonds due 2015 (USD)

6.375% (UF) Notes due 2016 (CLP)

7.625% Bonds due 2017 (USD)

7.00% Notes due 2019 (EUR)

7.25% Bonds due 2011 (USD)

7.50% Bonds due 2015 (USD)

7.875% PIK Bonds due 2033 (USD)

NATIONAL CONSTITUTION

[English translation of excerpt]

Article 85. It is within the scope of the General Assembly:

To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

Law 16.696

English Translation of Relevant Provisions

Article 3.	(Purposes). The purposes of the Central Bank of Uruguay shall be:

	(a)	To ensure the stability of national currency.

	(b)	To ensure the normal functioning of local and foreign payments.

	(c)	To maintain an appropriate level of international reserves.

	(d)	To promote and maintain the soundness, solvency and appropriate functioning of the national financial system.

In the exercise of these purposes the Bank shall seek coordination with the directors of economic policy within the competence of Executive. If the bank considers that any decision substantially affects the purposes attributed to it hereunder, it may maintain its position, informing the Executive thereof for the pertinent purposes in compliance with the procedure established in article 197 of the Constitution.

Article 7.	(Authorities). The authorities of the Bank shall be conducive to fulfillment of the purposes indicated in article 3.

In this sense the Bank:

	(c)	Shall act as the government’s economic advisor, bank and financial agent.

Article 50.	(Administration of the public debt and loans). The Bank shall be responsible, under the terms and conditions agreed to with the Executive, for the issuance and management of public securities with State guarantees and, in this sense, shall negotiate directly with the public.

The Bank shall fulfill the duties of administration of the service of internal and external Public Debts, Treasury Bills and Treasurer Bonds, and international loans.

Traducción No. 13.984/15/01	Para: ASESORIA JURIDICO NOTARIAL

Documento:	Artículos 602-610 de la Ley No. 17.296 del 21 de febrero de 2001

CHAPTER II
PUBLIC SECTOR DEBT

ARTICLE 602. — The outstanding amount of Treasury Bonds and Treasury Bills shall be regulated by the following maximum values:

     a) as of January 1, 2001 - US$ 5,100,000,000.00 (5.1 billion US Dollars).

     b) as from the 2001 fiscal year, the above-mentioned limit shall be increased each fiscal year by the accrual of the authorized deficit amount.

ARTICLE 603. — The Executive Power shall include in the annual rendering of accounts a report on the use of the current ceiling.

ARTICLE 604. — The Executive Power is hereby authorized to issue and maintain a ceiling of Treasury Bills of US$ 1,250,000,000.00 (1.25 billion US Dollars), or its equivalent in other currencies, throughout the validity of the present law.

ARTICLE 605. — In any fiscal year, with the exception of the one that goes from January 1, 2004 to December 31, 2004, the Executive Power may exceed the stipulated ceiling in a maximum of 30% (thirty per cent) of the difference between the ceiling of the following fiscal year and the one in force for the fiscal year under consideration. This special circumstance shall be informed to the General Assembly and shall not modify the ceiling for the following fiscal years.

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ARTICLE 606.     The debt ceiling as of January 1, 2005 and until a new debt law is passed, shall be the one in force as of December 31, 2004, increased by US$500,000,000.00 (five hundred million US Dollars).

Article 607.     (Proceedings to be followed for the negotiation and access to credit form external sources). The authorization of any official proposal to request loans from international agencies, foreign institutions or Governments, in which the Republic should assume the borrower’s direct responsibility or the guarantor’s obligations, shall be under the exclusive jurisdiction of the Executive Power, in accordance with the Ministry of Economy and Finance and the Minister of the relevant sector, by underwriting the respective agreements. The procedure to be followed for the authorization of said negotiation and access shall be established by the pertinent regulations.

Article 608.     (Valuation).     For all the purposes of the present law, those liabilities in foreign exchange other than US Dollar shall be valuated at the applicable rate on December 31, 2000, or at the applicable rate at the time the transaction is made, in the case it takes place later on.

Article 609.     Degree-law No. 14268 of September 20, 1974, is hereby substituted by the following:

“ARTICLE 4. The proceeds of the placement of Treasury Bonds and other similar public debt instruments shall be credited to the order of the Ministry of Economy and Finance, in the account opened with Banco Central del Uruguay (BCU) for that purpose.

The Ministry of Economy and Finance shall choose the currency in which its accounts with BCU shall be held.”

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ARTICLE 610. — Decree-law No.14268 of September 20, 1974, is hereby substituted by the following:

“Article 5. Interest and redemption services on Treasury Bonds and other similar public debt instruments shall be conducted through Banco Central del Uruguay (BCU) in its capacity as financial agent of the State. Commissions and charges in any respect derived from the management of the same shall likewise be met by BCU in said capacity.

     The funds required to render the relevant services shall be made available to BCU one working day prior to maturity.

THE FOREGOING IS A TRUE TRANSLATION
ARTICLES 602 TO 610 OF LAW No. 17.296,

DATED FEBRUARY 21, 2001.

/s/ Dr. Rodolfo Caretti Dr. Rodolfo Caretti
Director General Ministerio de Economía y Financas

MINISTRY OF FINANCE

Montevideo, April 9, 2003

WHEREAS: the Government is working on a program designed to contemplate the future development of the economy and facilitate the return to a path of sustained growth;

CONSIDERING:
I.	That upon the advice of the Central Bank of Uruguay and Citigroup Global Markets Inc. a proposal has been prepared to improve the profile of the national public debt and provide a new schedule of maturities for principal payments thereunder in the short and medium term;

II.	That to these ends it is advisable to offer the markets and the holders of Treasury Bonds, Brady Notes, and Treasury Bills a proposal they may voluntarily accept, based on an extension of the terms agreed upon and an amendment of some of their underlying terms and conditions;

III.	That if this proposal proves to be successful, it will contribute to the State’s being able to meet its obligations, facilitate disbursements under multilateral organizations’ loans, dispel uncertainties among investors, and strengthen the economic recovery of the country;

CONSIDERING FURTHER: that this proposal is consistent with the public policy of our country to faithfully meet its obligations and undertakings,

BASED ON: the provisions of Sections 602 et seq. of Act 17296, dated February 21, 2001, and on the report issued by the Central Bank of Uruguay in its quality as the Financial Agent of the State,

THE PRESIDENT OF THE REPUBLIC HEREBY

DECREES:

SECTION 1 – New Bonds

New Treasury Bonds shall be hereunder issued up to the amount that may be necessary to implement the swap herein provided for, in different series and under the terms and conditions herein set forth.

In its quality of Financial Agent of the State, the Central Bank of Uruguay is hereby empowered to offer to the holders of the Treasury Bonds, Brady Notes, and Treasury Bills referred to in Sections 2 and 3 hereof the possibility to voluntarily exchange their above current securities for the new Bonds to be issued on a case-by-case basis, and to propose such holders an amendment of certain terms and conditions governing certain existing bonds as set forth in Section 3 below. Each holder accepting the swap shall give the Central Bank of Uruguay notice of its decision on or before the expiration date of the swap offer that shall be established by the Central Bank of Uruguay.

SECTION 2 – New Bonds to be Governed by Uruguayan Law

The existing Treasury Bonds and Treasury Bills governed by Uruguayan law that fall within the scope of the swap offer are as follows:
a.     Treasury Bills with an original term exceeding one year;
b.     Series 32 to 54 (inclusive) Floating-Rate Treasury Bonds; and
c.     Series 29, 30, and 31 Fixed-Rate Treasury Bonds; 2007 Series 2 Retirement Savings Bonds; and 2010 Series 3 Retirement Savings Bonds.

With no detriment to such terms and conditions as the Central Bank of Uruguay may incorporate, the terms and conditions governing the swap of these securities shall be as follows:
A.	Treasury Bills: The holders of Treasury Bills shall have the following swap options available:
A.1	2006 Fixed-Rate Treasury Bonds – 2006 Fixed-Rate Treasury Bonds expiring on September 15, 2006, at a fixed 5.25% annual interest rate, to be exchanged at par, upon deduction of a cash payment amounting to 15% of their face value.

A.2	2010 Growing-Fixed-Rate Treasury Bonds — 2010 Growing-Fixed-Rate Treasury Bonds expiring on June 15, 2010, at a fixed growing annual interest rate starting at 4% per year and rising by 0.5% on every June 15 each year as from 2004 and until 2009, inclusive, i.e. up to 7% per year, to be exchanged at par, upon deduction of a cash payment amounting to 15% of their face value.

B.	Series 32 Treasury Bonds The holders of these Bonds shall have the following swap options available:
B.1	2006 Fixed-Rate Treasury Bonds – 2006 Fixed-Rate Treasury Bonds as set forth in item A.1 above, to be exchanged at par, upon deduction of the 15% cash payment to be made simultaneously to the swap.

B.2	2010 Growing-Fixed-Rate Treasury Bonds – 2010 Growing-Fixed-Rate Treasury Bonds as set forth in item A.2 above, to be exchanged at par, upon deduction of the 15% cash payment to be made simultaneously to the swap.

C.	Series 33 to 35 (inclusive) Floating-Rate Treasury Bonds The holders of these Bonds shall have the following swap options available:

C.1	2008 Floating-Rate Treasury Bonds — 2008 Floating-Rate Treasury Bonds expiring on December 27, 2008, at a floating annual interest rate equal to LIBOR plus 1 3/4%, to be exchanged at par, upon deduction of a 10% and a 5% cash payment to be respectively made to the holders of Series 33 and Series 34 Floating-Rate Treasury Bonds simultaneously to the swap.
C.2	2010 Growing-Fixed-Rate Treasury Bonds – 2010 Growing-Fixed-Rate Treasury Bonds as set forth in item A.2 above, to be exchanged at par, upon deduction of a 10% and a 5% cash payment to be respectively made to the holders of Series 33 and Series 34 Floating-Rate Treasury Bonds simultaneously to the swap.

D.	Series 36 to 40 (inclusive) Floating-Rate Treasury Bonds The holders of these Bonds shall have the following swap options available:
D.1	2009 Floating-Rate Treasury Bonds — 2009 Floating-Rate Treasury Bonds expiring on November 27, 2009, at a floating annual interest rate equal to LIBOR plus 1 1/2%, to be exchanged at par.
D.2	2010 Growing-Fixed-Rate Treasury Bonds – 2010 Growing-Fixed-Rate Treasury Bonds as set forth in item A.2 above, to be exchanged at par.
E.	Series 41 to 44 (inclusive) Floating-Rate Treasury Bonds The holders of these Bonds shall have the following swap options available:
E.1	2010 Floating-Rate Treasury Bonds — 2010 Floating-Rate Treasury Bonds expiring on September 29, 2010, at a floating annual interest rate equal to LIBOR plus 1 1/2%, to be exchanged at par.
E.2	2013 Growing-Fixed-Rate Treasury Bonds — 2013 Growing-Fixed-Rate Treasury Bonds expiring on May 15, 2013, at a fixed growing annual interest rate starting at 4% per year and rising by 0.5% on every May 15 each year as from 2004 and until 2009, inclusive, i.e. up to 7% per year, to be exchanged at par.
F.	Series 45 to 47 (inclusive) Floating-Rate Treasury Bonds The holders of these Bonds shall have the following swap options available:
F.1	2011 Floating-Rate Treasury Bonds — 2011 Floating-Rate Treasury Bonds expiring on August 20, 2011, at a floating annual interest rate equal to LIBOR plus 1 1/2%, to be exchanged at par.
F.2	2013 Growing-Fixed-Rate Treasury Bonds – 2013 Growing-Fixed-Rate Treasury Bonds as set forth in item E.2 above, to be exchanged at par.
G.	Series 48 to 52 (inclusive) Floating-Rate Treasury Bonds

The holders of these Bonds shall have the following swap options available:
G.1	2017 Floating-Rate Treasury Bonds — 2017 Floating-Rate Treasury Bonds expiring on June 30, 2017, at a floating annual interest rate equal to LIBOR plus 1%, to be exchanged at par.
G.2	2018 Growing-Fixed-Rate Treasury Bonds — 2018 Growing-Fixed-Rate Treasury Bonds expiring on April 15, 2018, at a fixed growing annual interest rate starting at 4% per year and rising by 0.5% on every April 15 each year as from 2004 and until 2009, inclusive, i.e. up to 7% per year, to be exchanged at par.
H.	Series 53 and 54 Floating-Rate Treasury Bonds The holders of these Bonds shall have the following swap options available:
H.1	2018 Floating-Rate Treasury Bonds — 2018 Floating-Rate Treasury Bonds expiring on March 24, 2018, at a floating annual interest rate equal to LIBOR plus 2%, to be exchanged at par.
H.2	2018 Growing-Fixed-Rate Treasury Bonds – 2018 Growing-Fixed-Rate Treasury Bonds as set forth in item G.2 above, to be exchanged at par.
I.	Series 29 Fixed-Rate Treasury Bonds The holders of these Bonds shall have the following swap options available:
I.1	2010 Fixed-Rate Treasury Bonds – 2010 Fixed-Rate Treasury Bonds expiring on December 16, 2010, at a fixed 7.5% annual interest rate, to be exchanged at par.
I.2	2010 Growing-Fixed-Rate Treasury Bonds – 2010 Growing-Fixed-Rate Treasury Bonds as set forth in item A.2 above, to be exchanged at $1.05 for each $1 of the face value of the existing exchanged Bonds.
J.	2007 Series 2 Fixed-Rate Retirement Treasury Bonds The holders of these Bonds shall have the following swap options available:
J.1	2012 Fixed-Rate Retirement Treasury Bonds – 2012 Fixed-Rate Retirement Treasury Bonds expiring on March 5, 2012, at a fixed 7 5/8 % annual interest rate, to be exchanged at par.
J.2	2013 Growing-Fixed-Rate Treasury Bonds – 2013 Growing-Fixed-Rate Treasury Bonds as set forth in item E.2 above, to be exchanged at $1.10 for each $1 of the face value of the existing exchanged Bonds.
K.	Series 30 Fixed-Rate Treasury Bonds The holders of these Bonds shall only have the following option available:

K.1	2019 Fixed-Rate Treasury Bonds – 2019 Fixed-Rate Treasury Bonds expiring on March 23, 2019, at a fixed 7 1/2 % annual interest rate, to be exchanged at par.
L.	Series 31 Fixed-Rate Treasury Bonds The holders of these Bonds shall have the following swap options available:
L.1	2020 Fixed-Rate Treasury Bonds – 2020 Fixed-Rate Treasury Bonds expiring on February 28, 2020, at a fixed 9 3/4 % annual interest rate, to be exchanged at par.
L.2	2019 Fixed-Rate Treasury Bonds – 2019 Fixed-Rate Treasury Bonds as set forth in item K.1 above, to be exchanged at $1.15 for each $1 of the face value of the existing exchanged Bonds.
M.	Series 3 2010 Fixed-Rate Retirement Treasury Bonds The holders of these Bonds shall have the following swap options available:
M.1	2018 Fixed-Rate Treasury Bonds – 2018 Fixed-Rate Treasury Bonds expiring on February 25, 2018, at a fixed 8 % annual interest rate, to be exchanged at par.
M.2	2019 Fixed-Rate Treasury Bonds – 2019 Fixed-Rate Treasury Bonds as set forth in item K.1 above, to be exchanged at $1.05 for each $1 of the face value of the existing exchanged Bonds.
N.	Interest payments
As at the time of the public offer, the Central Bank of Uruguay shall establish the dates and amounts of any applicable partial redemptions. In all cases, interest on the new Bonds shall be paid every six months, except as otherwise provided for and with no detriment to the shorter interest periods which may be applicable.
All interest accrued and unpaid on the exchanged Bonds shall be paid as at the swap.

SECTION 3 — New Bonds to be Governed by Foreign Law

The Treasury Bonds and Brady Notes issued by the Central Bank of Uruguay under foreign law that fall within the scope of the swap offer (or any amendment of the issuance agreement and/or the underlying terms and conditions as hereinbelow described or as applicable) are the securities hereinbelow indicated.

With no detriment to such terms and conditions as the Central Bank of Uruguay may incorporate, the terms and conditions of the swap (or the amendment of the issuance agreement and/or the underlying terms and conditions as hereinbelow described or as applicable) to be implemented in connection with these securities shall be as follows:

A.	Series B (1998) (7 7/8%) Registered Global Bonds expiring in 2003 The holders of these Bonds shall have the following swap options available:
A.1	2008 (7 7/8%) Global Bonds — 2008 (7 7/8%) Global Bonds expiring on November 18, 2008, at a fixed 7 7/8 % annual interest rate, to be exchanged at par, upon deduction of the 5% cash payment to be made simultaneously to the swap.
A.2	2011 (7 1/4%) Global Bonds — 2011 (7 1/4%) Global Bonds expiring on February 15, 2011 at a fixed 7 1/4 % annual interest rate, to be exchanged at $1.09 for each $1 of the face value of the existing exchanged Bonds, plus a cash payment amounting to 7% of the face value of the existing exchanged Bonds. The 2011 Global Bond shall be subject to a provision whereunder the State shall be required to purchase in the market a certain number of these Bonds, so that the aggregate issue of the Bonds (after such purchases) shall not US$500 million one year before their expiration
B.	Series D (1996) (8 3/8%) US Dollar-Denominated Eurobonds expiring in 2006 The holders of these Bonds shall have the following swap options available:
B.1	2011 (8 3/8%) Global Bonds — 2011 (8 3/8%) Global Bonds expiring on September 26, 2011, at a fixed 8 3/8 % annual interest rate, to be exchanged at par,
B.2	2011 (7 1/4%) Global Bonds — 2011 (7 1/4%) Global Bonds as set forth in item A.2 above, to be exchanged at $1.07 for each $1 of the face value of the existing exchanged Bonds.
C.	2006 New Money Brady Notes The holders of these Notes shall have the following swap options available:
C.1	2009 Floating-Rate Global Bonds – 2009 Floating-Rate Global Bonds expiring on July 2, 2009, at a floating annual interest rate equal to LIBOR plus 1%, to be exchanged at $0.30294 for each $1 of the original face value of the existing exchanged Notes, plus a cash payment amounting to 5% of the original face value of the existing exchanged Notes.
C.2	2011 (7 1/4%) Global Bonds — 2011 (7 1/4%) Global Bonds as set forth in item A.2 above, to be exchanged at $0.29235 for each $1 of the original face value of the existing exchanged Notes, plus a cash payment amounting to 5% of the original face value of the existing exchanged Notes.
D.	2007 US Dollar-Denominated Debt Conversion Brady Notes

The holders of these Notes shall have the following swap options available:
D.1	2010 Floating-Rate Bonds – 2010 Floating-Rate Bonds expiring on January 2, 2010, at a floating annual interest rate equal to LIBOR plus 7/8%, to be exchanged at $0.37105 for each $1 of the original face value of the existing exchanged Notes, plus a cash payment amounting to 5% of the original face value of the existing exchanged Notes.
D.2	2011 (7 1/4%) Global Bonds — 2011 (7 1/4%) Global Bonds as set forth in item A.2 above, to be exchanged at $0.35 for each $1 of the original face value of the existing exchanged Notes, plus a cash payment amounting to 5% of the original face value of the existing exchanged Notes.
E.	2007 Sterling Pound-Denominated Debt Conversion Brady Notes The holders of these Notes shall have the following swap options available:
E.1	2010 Floating-Rate Sterling Pound-Denominated Bonds – 2010 Floating-Rate Sterling Pound-Denominated Bonds expiring on January 2, 2010, at a floating annual interest rate equal to LIBOR plus 7/8%, to be exchanged at $ 0.37105 for each $1 of the original face value of the existing exchanged Notes, plus a cash payment amounting to 5% of the original face value of the existing exchanged Notes.
E.2	2011 (7 1/4%) Global Bonds — 2011 (7 1/4%) Global Bonds as set forth in item A.2 above, to be exchanged at $0.35 for each $1 of the original face value of the existing exchanged Notes, upon their translation into US Dollars (at the exchange rate to be established in the applicable documents) plus a cash payment amounting to 5% of the original face value of the existing exchanged Notes.
F.	Series 1 (2000) Euro-Denominated Eurobonds expiring in 2005 The holders of these Bonds shall have the following swap options available:
F.1	2012 (7%) Euro-Denominated Euronotes – 2012 (7%) Euro-Denominated Euronotes expiring on September 26, 2012, providing for the following redemptions: 10% on September 26, 2007, and September 26, 2008; and 20% on each September 26 from 2009 to 2012 inclusive, at a fixed 7 % annual interest rate payable on annual bases, to be exchanged at par.
F.2	2011 (7 1/4%) Global Bonds — 2011 (7 1/4%) Global Bonds as set forth in item A.2 above, to be exchanged at par upon the translation into US Dollars of the Euro-denominated existing exchanged Notes (at the exchange rate to be established in the applicable documents).

G.	Series A (1998) Registered Global Bonds expiring in 2008 The holders of these Bonds shall have the following swap options available:
G.1	2013 (7%) Global Bonds — 2013 (7%)Global Bonds expiring on April 1, 2013 at a fixed 7 % annual interest rate, to be exchanged at par.
G.2	2015 (7 1/2%) Global Bonds — 2015 (7 1/2%) Global Bonds expiring on March 15, 2015, at a fixed 7 1/2 % annual interest rate, to be exchanged at $1.01 for each $1 of the face value of the existing exchanged Bonds. The 2015 Global Bonds shall be subject to a provision whereunder the State shall be required to purchase in the market a certain number of these Bonds before certain specified dates, so that the aggregate issues of these Bonds (after such purchases) shall not exceed the following amounts as at the following dates: three years before expiration, US$1 billion; two years before expiration, US$750 million; and one year before expiration, US$500 million.
H.	Series A (2002) (7 7/8%) Registered Global Bonds expiring in 2009 The holders of these Bonds shall have the following swap options available:
H.1	2014 (7 7/8%) Global Bonds and 2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds — 80% in 2014 (7 7/8%) Global Bonds expiring on March 25, 2014 at a fixed 7 7/8 % annual interest rate and 20% in 2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds expiring on January 15, 2033, at a fixed annual interest rate partially payable in kind until July 15, 2007 as follows: (i) on January 15 and July 15, 2004, 4 % of the 7 7/8 % interest shall be paid through the delivery of additional Bonds; (ii) on January 15 and July 15, 2005, 3% of the 7 7/8 % interest shall be paid through the delivery of additional Bonds; (iii) on January 15 and July 15, 2006, 2% of the 7 7/8 % interest shall be paid through the delivery of additional Bonds; and (iv) on January 15 and July 15, 2007, 1% of the 7 7/8 % interest shall be paid through the delivery of additional Bonds. The 2033 Global Bond shall be subject to a provision whereunder the State shall be required to purchase in the market a certain number of these Bonds before certain specified dates, so that the aggregate issues of the Bond (after such purchases) shall not exceed the following amounts as at the following dates: three years before expiration, US$1 billion; two years before expiration, US$750 million; and one year before expiration, US$500 million.
H.2	2015 (7 1/2%) Global Bonds and 2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds — 85% of the swap face value in 2015 (7 1/2%) Global Bonds as set forth in item G.2 above, and 20% of the swap face value in 2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds as set forth in item H.1 above.
I.	Series A (1999) (7 1/4%) Registered Global Bonds expiring in 2009 The holders of these Bonds shall have the following swap options available:
I.1	2014 (7 1/4%) Global Bonds and 2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds — 80% in 2014 (7 1/4%) Global Bonds expiring on May 4, 2014 at a fixed 7 1/4 % annual interest rate, and 20% in 2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds as set forth in item H.1 above.
I.2	2015 (7 1/2%) Global Bonds and 2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds — 80% in 2015 (7 1/2%) Global Bonds as set forth in item G.2 above, and 20% in 2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds as set forth in item H.1 above.
J.	Series A (2000) (8 3/4%) Registered Global Bonds expiring in 2010 The holders of these Bonds shall have the following swap options available:
J.1	2015 (8 3/4%) Global Bonds and 2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds — 70% in 2015 (8 3/4%) Global Bonds expiring on June 22, 2015, at a fixed 8 3/4 % annual interest rate, and 30% in 2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds as set forth in item H.1 above.
J.2	2015 (7 1/2%) Global Bonds and 2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds — 78% in 2015 (7 1/2%) Global Bonds as set forth in item G.2 above, and 30% in 2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds as set forth in item H.1 above.
K.	Series A (2001) (7 5/8%) Registered Global Bonds expiring in 2012 The holders of these Bonds shall have the following swap options available:
K.1	2017 (7 5/8%) Global Bonds and 2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds — 60% in 2017 (7 5/8%) Global Bonds expiring on January 20, 2017, at a fixed 7 5/8 % annual interest rate, and 40% in 2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds as set forth in item H.1 above.
K.2	2015 (7 1/2%) Global Bonds and 2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds — 60% in 2015 (7 1/2%) Global Bonds as set forth in item G.2 above, and 40% in 2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds as set forth in item H.1 above.
L.	Series A and B 2021 (6 3/4%) Collateralized Par Brady Notes

The holders of these Notes shall only have the following swap option available:
L.1	2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds — 70% in 2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds as set forth in item H.1 above, and 38% in a cash payment as at the time of the swap.
M.	(1997) (7 7/8%) Registered Global Bonds expiring in 2027 The holders of these Bonds shall only have the following swap option available:
M.1	2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds – 2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds as set forth in item H.1 above, to be exchanged at par.
N.	Series 1 2001 (7%) Euro-Denominated Eurobonds expiring in 2011 The holders of these Bonds shall have the following swap options available:
N.1	2019 (7%) Euro-Denominated Global Bonds – 2019 (7%) Euro-Denominated Global Bonds expiring on June 28, 2019, at a fixed 7 % annual interest rate, to be exchanged at par.
N.2	2015 (7 1/2%) Global Bonds — 2015 (7 1/2%) Global Bonds as set forth in item G.2 above, to be exchanged at $0.85 for each $1 of the face value of the existing exchanged Eurobonds (upon application of the exchange rate to be established in the applicable documents).

O.	Series 1 (2000) (7%) Bonds Denominated in Chilean Pesos Adjustable for Promotion Units (“Unidades de Fomento”) expiring in 2007
The holders of these Bonds shall have the following swap options available:
O.1	2012 Bonds Denominated in Chilean Pesos Adjustable for Promotion Units – 2012 Bonds Denominated in Chilean Pesos Adjustable for Promotion Units expiring on May 29, 2012 at a fixed 7 % annual interest rate to be exchanged at par.
O.2	2015 (7 1/2%) Global Bonds — 2015 (7 1/2%) Global Bonds as set forth in item G.2 above, to be exchanged, upon the adjustment of their face value, at $0.95 for each $1 of the face value of the existing exchanged Bonds (upon application of the exchange rate to be established in the applicable documents).

P.	Series 2 (2001) (6 3/8%) Bonds Denominated in Chilean Pesos Adjustable for Promotion Units expiring in 2011 The holders of these Bonds shall have the following swap options available:

P.1	2016 Bonds Denominated in Chilean Pesos Adjustable for Promotion Units – 2016 Bonds Denominated in Chilean Pesos Adjustable for Promotion Units expiring on March 15, 2016 at a fixed 6 3/8 % annual interest rate to be exchanged at par.
P.2	2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds – 2033 (7 7/8%) Fixed Rate Partially Payable in Kind Global Bonds as set forth in item H.1 above, to be exchanged, upon the adjustment of their face value, at $0.95 for each $1 of the face value of the existing exchanged Bonds (upon application of the exchange rate to be established in the applicable documents).
Q.	Series 3 and 4 (2001) (2 1/5%) Japanese Yen-Denominated Bonds expiring in 2006
The holders of these Bonds may approve the amendment of the terms and conditions underlying the existing Bonds as set forth in item Q.1 below and in the Supplement to the Prospectus.
Q.1	New financial terms and conditions to govern the existing Bonds – The applicable redemption term shall be extended by five years to a new expiration date on March 14, 2011, at a fixed 2 1/2 % annual interest rate (as from the interest period starting on September 30, 2003) and the following redemption terms shall apply: 10% every year on March 14, from 2007 to 2010, inclusive, and 60% on March 14, 2011.
The issue of the 2015 (7 1/2%) Global Bonds may be extended after the swap has become effective, with a view to replacing the Bonds with Yen-Denominated Bonds amended as herein set forth, under the terms the Central Bank of Uruguay may establish.

R.	2007 (LIBOR plus 559 b.p.) Convertible Notes expiring in 2007 The holders of these Notes shall have the following swap options available:
R.1	2012 Floating-Rate Amortizable Notes – 2012 Floating-Rate Amortizable Notes at a floating LIBOR plus 559 b.p. annual interest rate payable on quarterly bases, to be redeemed in three equal consecutive installments on April 26, 2011, October 26, 2011, and April 26, 2012, to be exchanged at par. The Republic reserves its right to an early redemption partially or in full, at its discretion, on or before April 26, 2009, and grants the holders the option to translate these Notes into Japanese Yens as from April 2010.
R.2	2011 (7 1/4%) Global Bonds — 2011 (7 1/4%) Global Bonds as set forth in item A.2 above, to be exchanged at $1.10 for each $1 of the original face value of the existing exchanged Bonds.

S.	Currency
The new Bonds governed by foreign law shall be denominated in US Dollars, except when a different currency (Euros, Sterling Pounds, Chilean Pesos, and Yens in the case of the amendment of the terms and conditions governing the existing Bonds) has been provided for.
T.	Interest Payments In all cases, interest on the new Bonds shall be paid every six months, except as otherwise provided for and with no detriment to any shorter interest period which may be applicable.
All interest accrued and unpaid on the exchanged Bonds (or Notes) shall be paid as at the swap.

SECTION 4

In its quality as the Financial Agent of the State, the Central Bank of Uruguay is hereby authorized to: take the steps that are necessary to carry out the swap; make a public swap offer; establish the terms and conditions to govern the issuance of new Bonds -whether to be governed by Uruguayan law or by foreign law- in compliance with the provisions of the preceding Sections; approve the final wording of the new Bonds; negotiate and subscribe, on behalf of the Republic, any documents, prospectuses, and agreements required to the effects of proceeding to the aforesaid swap and the issue of the new Bonds; and condition the effectiveness of the transactions herein contemplated to obtaining the consent of holders of Treasury Bonds (and Notes) -whether issued domestically or in the international markets- and/or Treasury Bills holding at least 80% of the aggregate outstanding securities.
In its quality as the Financial Agent of the State, the Central Bank of Uruguay shall be also empowered to take any steps that may be necessary or advisable in the international markets, before any governmental agency or stock exchange for the success of the swap offer.

SECTION 5

The Central Bank of Uruguay is hereby authorized to determine and pay placement fees and to establish the date as from which the new Bonds may be listed by a stock exchange.

SECTION 6

Regarding those Series of Treasury Bonds and Treasury Bills issued either under Uruguay law or under a foreign law whose holders have accepted fully or in part the swap offer herein provided for, the Central Bank of Uruguay is hereby entrusted the duty to instruct the different stock exchanges to discontinue the listing of the

Treasury Bonds and/or Treasury Bills that have not been presented to the swap, in case the swap becomes effective.

SECTION 7

The annual early redemption provided for in the existing Treasury Bonds that are governed by Uruguayan law and correspond to series whose holders participate fully or in part in the swap governed by this Decree shall be computed on the outstanding securities.

SECTION 8

The new Bonds shall be issued to bearer, as registered Bonds, or as a book entry, depending on the Treasury Bonds or Treasury Bills they are replacing, the options their holders have exercised, and the regulations the Central Bank of Uruguay may issue.
The new Bonds to be issued to bearer shall bear the printed signatures of the Minister of Finance, the National General Comptroller, and the General Manager of the Central Bank of Uruguay. As long as the securities have not been printed, the Central Bank of Uruguay may issue the holders documents representing their securities (in either an electronic or physical format). Once the final securities have been printed, the Central Bank of Uruguay shall make them available to their holders. The new Bonds to be issued as a book entry under Uruguayan law shall be registered to the order of the investors-agents having a special account with the Central Bank of Uruguay. The securities issued as a book entry shall be a substitute for documents to bearer, and the investor shall thus only receive the confirmation or notice of the corresponding credit and shall not be entitled to later request the issue of a printed security.

The Central Bank of Uruguay is hereby authorized to issue provisional or global certificates representing the new Bonds until their final issue if and when necessary.

The Central Bank of Uruguay shall establish the denominations into which the new Bonds shall be divided.

SECTION 9

The Central Bank of Uruguay is hereby empowered to agree upon, on behalf of the Republic and upon having obtained the consent of the necessary majority of holders as required and applicable in each case, any amendment to the terms and conditions governing the Treasury Bonds that have already been issued under a foreign law.

SECTION 10.

Interest payments, all cash payments made under the Treasury Bonds, Brady Notes, and/or Treasury Bills swap process, all payments inherent to the repayment and redemption of new Bonds, and all fees and expenditures payments in connection with the management and swap of the securities shall be made by the Central Bank of Uruguay in its quality as the Financial Agent of the State and through one or more Paying Agents that may be appointed.

SECTION 11

The holdings of new Bonds to be issued as herein provided for, and any income and profit thereon resulting from a change in exchange rates or in their market prices, shall be exempted from all taxes other than the Corporate Income Tax (Impuesto a la Renta de la Industria y el Comercio — IRIC) and the Tax on Agricultural Income (Impuesto a las Rentas Agropecuarias — IRA)

SECTION 12

All fees and expenditures associated to the issuance, printing, transference, publicity, schedules, books, and any other spending that may be incurred in connection with the management and placement of the new Bonds shall be borne by the State.

SECTION 13

Regarding all cases where the securities covered by Sections 2 and 3 hereof are pledged in favor of the State, the State hereby grants their holders the right to take part in the swap and to replace the securities under pledge by the corresponding new Bonds, which shall be pledged under the same terms and conditions as the exchanged securities.

SECTION 14

Each and any of Dr. Fernando Scelza, Dr. María Rosa Longone, and Dr. Marcos Alvarez, in their quality as the Legal Counsels to the Ministry of Finance, are hereby entrusted the duty to draft and sign any legal opinions that may be required regarding the obligations assumed by the Republic.

SECTION 15

Dr. Fernando González, the General Director of the Office of the Secretary of the Ministry of Finance, or any person holding his position, is hereby entrusted the duty to issue all attestations and certificates that may be necessary.

SECTION 16

These presents should be communicated, etc.